Exhibit 3.2

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION

                                       OF

                              Cantop Ventures, Inc.

Cantop Ventures Inc., a corporation organized and existing under the Laws of the State of Nevada, (the "Corporation"), pursuant to NRS 78.403, upon approval of its Board of Directors and approval by a majority of its shareholders, does hereby adopt the following as its Articles of Incorporation, replacing in their entirety, the Corporation's present Articles of Incorporation.

The Corporation's Articles of Incorporation of the Corporation are hereby amended and restated in its entirety to read as follows:

                                        I

The name of the Corporation is Wolf Resources, Inc. (the "Corporation").

                                       II

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the general corporation law of the State of Nevada.

                                       III

This Corporation is authorized to issue two classes of shares of stock, which shall be designated "Common Stock" and "Preferred Stock."

Common Stock. The total number of shares of Common Stock that is authorized is ONE HUNDRED MILLION (100,000,000), with $.001 par value. Such Common Stock may be issued by the Corporation from time to time by the Board of Directors thereof. The holders of the Common Stock shall be entitled to one (1) vote for each share held by them.

Preferred Stock. The total number of such shares of Preferred Stock that is authorized is TWENTY MILLION (20,000,000), with $.001 par value. The Board of Directors of the Corporation shall have authority to prescribe and issue the Preferred Stock in one or more series and to prescribe the number of shares constituting and the designation of each such series of Preferred Stock and the rights, voting powers, designations, preferences, privileges, limitations, restrictions, and relative rights of each such series of Preferred Stock including, without limitation, dividend rights, dividend rates, conversion rights, terms of redemption (including sinking fund provisions), redemption prices, and liquidation preferences; provided, however, that, if more than one series of Preferred Stock is issued, the Board of Directors shall, by resolution, prescribe a distinguishing designation for each such series; and provided, further, that the rights prescribed by the Board of Directors with respect to voting powers, designations, preferences, limitations, restrictions, relative rights, and distinguishing designations must be described in a resolution of the Board of Directors prior to the issuance of such shares and a certificate describing such rights must be filed in accordance with Nevada law.

The capital stock of this Corporation, after the amount of the subscription price has been paid in cash or in kind, shall be deemed as fully paid and the holder of any share or shares shall not be liable for any further payment thereof. Said shares shall not be subject to assessment for the debts of the corporation, nor will they be assessable by the Company.

                                       IV

In furtherance and not in limitation of the powers conferred by the laws of the State of Nevada, the Board of Directors of the Corporation is expressly authorized and empowered to make, alter or repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any Bylaw made by the Board of Directors.

                                        V

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provisions contained in this Amended and Restated Articles of Incorporation; and other provisions authorized by the laws of the State of Nevada at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privilege of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Articles of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

                                       VI

The Corporation shall, to the fullest extent permitted by Section 78.403 of the Nevada Revised Statutes, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities and other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

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
No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; PROVIDED, HOWEVER, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Nevada Revised Statutes or (iv) for any transaction from which the director derived an improper personal benefit.

IN WITNESS WHEREOF, Cantop Ventures, Inc. has caused this Amended and Restated Articles of Incorporation to by signed by its President and attested by its Secretary this 16th day of April, 2008.


                                        /s/ Christopher Paterson
                                        -----------------------------------
                                        Christopher Paterson, President

Attest:

/s/ Christopher Paterson
-----------------------------------
Christopher Paterson, Secretary

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